As filed with the Securities and Exchange Commission on September ___, 2005.

                                             Registration Statement No. ________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                          Registration Statement Under
                           the Securities Act of 1933

                          World Trophy Outfitters, Inc.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                         7990                  20-2190950
------------------------------ ----------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         4245 Production Court, Las Vegas, Nevada 89115, (801) 635-5576
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                          257 East 200 South, Suite 800
                     Salt Lake City, UT 84111 (801) 521-7900
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                              CALCULATION OF REGISTRATION FEE

========================== ======================= ======================= ======================= =======================
 Title of Each Class of                               Proposed Maximum        Proposed Maximum           Amount of
    Securities to be               Shares              Offering Price            Aggregate              Registration
       Registered             to be Registered            Per Unit             Offering Price               Fee
-------------------------- ----------------------- ----------------------- ----------------------- -----------------------
      Common Stock                400,000                   $.50                  $200,000                  $24
========================== ======================= ======================= ======================= =======================

         The number of shares to be registered is estimated solely for the purpose of determining the registration fee.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                          WORLD TROPHY OUTFITTERS, INC.

                        $100,000 Minimum/$200,000 Maximum

                                  Common Stock

         This is our initial public offering. We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of common stock. The public offering price is $.50 per share. No public market currently exists for our shares. From inception to date we have had very limited operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank National Association, until a minimum of $100,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

         Upon completion of this offering, our common stockholders will own 11,200,000 shares of common stock if the minimum is raised and 11,400,000 shares of common stock if the maximum is raised.

                    Price to Public        Commissions       Proceeds to Company
                    ---------------        -----------       -------------------
Per Share                   $.50               $0                     $.50
Minimum                 $100,000               $0                 $100,000
Maximum                 $200,000               $0                 $200,000

         Investing in shares of our stock involves significant risks. Our "Risk Factors" begin on page 5.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 ---------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is September __, 2005.

                                TABLE OF CONTENTS

                                                                           PAGE

Prospectus Summary...........................................................3
Risk Factors.................................................................5
Forward-Looking Statements...................................................8
Dilution.....................................................................9
Use Of Proceeds.............................................................10
Determination Of Offering Price.............................................11
Market For Common Equity And Related Stockholder Matters....................11
Description Of Business.....................................................13
Description Of Property.....................................................15
Management's Discussion And Analysis Or Plan Of Operation...................15
Directors, Executive Officers, Promoters And Control Persons................17
Executive Compensation......................................................18
Certain Relationships And Related Transactions..............................19
Security Ownership Of Certain Beneficial Owners And Management..............19
Description Of Securities...................................................20
Plan Of Distribution........................................................21
Legal Proceedings...........................................................22
Legal Matters...............................................................22
Experts.....................................................................22
Changes And Disagreements With Accountants On Accounting
  And Financial Disclosure..................................................22
Available Information.......................................................23
Financial Statements.......................................................F-1

                               Prospectus Summary


         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. ("WTO"). We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576.

         From January 13, 2005 (inception) through June 30, 2005, we had revenues of $159,400 and realized a net income of $20,927. However, we have a limited operating history and there can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.

         We are offering a minimum of 200,000 and a maximum of 400,000 shares. Upon completion of the offering, we will have 11,200,000 shares of common stock outstanding if we sell the minimum and 11,400,000 shares of common stock outstanding if we sell the maximum number of shares. After completion of this offering, Mr. Don Peay, our president and a director, will direct approximately 88% of the voting control of WTO if the maximum amount is raised and approximately 90% of the voting control of WTO if the minimum amount is raised. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors.

         We will realize $77,500 if we raise the minimum and $177,500 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $22,500. We will use the proceeds from the offering to purchase big game hunts for resale to our customers and to cover some of our operating costs over the next year. We believe that with revenues generated from anticipated sales and the minimum net offering proceeds amount of $77,500, we will be able to fund our operating costs over the next year.

Selected Historical Financial Data

         The following selected historical financial data of is only a summary and you should read it in conjunction with our consolidated financial statements and the notes to those financial statements.

                                                                                      January 13, 2005
                                                        Three Months Ended         (Date of Inception) to
                                                           June 30, 2005               March 31, 2005
Statement of Operations Data:                               (Unaudited)                   (Audited)
    Sales..........................................       $        75,400            $         79,000
    Consulting.....................................                    --                       5,000
    Cost of Sales..................................                67,389                      60,575
    General and Administrative Expenses............                 5,000                          --
    Net Income.....................................                 2,011                      18,916
    Net Income Per Share...........................                    --                          --


Balance Sheet Data:
     Current assets................................       $       138,612            $        152,601
     Total assets..................................               138,612                     152,601
     Current liabilities...........................               124,333                     140,333
     Total liabilities.............................               124,333                     140,333
     Working capital...............................                14,279                      12,268
     Stockholder's equity..........................                14,279                      12,268



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  Risk Factors

         You should consider carefully the following risk factors and other information in this prospectus before investing in our common stock.

         Because we are a new business and we have not proven our ability to generate profit, an investment in WTO is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. Our operations are subject to all risks inherent in the creation of a new business and the acquisition, marketing and resale of big game hunts, including the absence of a history of significant operations and of proven big game hunt packages which have been produced and sold over a significant period of time. We are continuing to establish many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, web development and personnel recruitment. From inception (January 13, 2005) through June 30, 2005, we had revenues of $159,400 and a net income of $20,927. We cannot assure that we will be profitable in the future. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

         Our auditors have expressed doubt about our ability to continue as a going concern. Our audited financial statements have been prepared assuming that we continue as a going concern. Our auditors have noted that we have a limited operating history and do not have a significant track record of profitable operations. As a result, our auditors have indicated that these conditions raise substantial doubt about our ability to continue as a going concern.

         At June 30, 2005 we had $14,279 in working capital, stockholder equity of $14,279 and we do not have sufficient funding to execute our plan of operation. As of June 30, 2005, we had current assets of $138,612 and current liabilities of $124,333. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our plan of operation. We estimate that we will need to raise at least $100,000 in additional funding to execute our plan of operation. This funding is needed to acquire big game hunts for resale and to cover some of our operating costs over the next year. We may be unsuccessful in obtaining additional funding or funding may only be available on terms that are disadvantageous to us. If we are unsuccessful in raising additional funds it may result in the discontinuance of our business due to lack of funding. These factors raise substantial doubt about our ability to continue as a going concern.

         An investment in WTO will result in immediate dilution an amount equal to substantially all of the price paid for shares purchased in this offering. Upon completion of this offering, investors will incur approximately 98% dilution in the net tangible book value per share of their common stock compared to the purchase price thereof if the maximum amount is raised. See "Dilution."

         If our revenues are below our estimates or our expenses exceed our estimates it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on our projected revenues and receiving funding in this offering. There can be no assurance that we have accurately projected future revenues. It is possible that our marketing costs, hunting package acquisition costs or our other costs will exceed our estimates. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. We have no arrangements in place whereby we could obtain additional funding.

         Mr. Peay is able to elect all our directors and control our future course. In January 2005, we issued 10,000,000 shares of common stock to Mr. Peay, our president and sole director. After completion of this offering, Mr. Peay will direct approximately 88% of the voting control of WTO, assuming the maximum amount is sold. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors. The concentration of voting control may also have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holders of the preferred stock are dissimilar to the interests of the stockholders generally.

         If the offering is completed, you will have no ability to control operations. Although you will pay a price per share that substantially exceeds the price per share paid by current stockholders and will contribute a significantly higher percentage of the total amount to fund our operations, investors in this offering will own a very small percent, less than 4% of our common shares if the maximum amount is raised. As a result, you will have no ability to control how management operates our business. Moreover, Mr. Peay will direct at least 88% of the voting control of WTO after the offering is completed. Mr. Peay, as majority stockholder and the sole director, will be able to control the future course of WTO.

         If we lose the services of Mr. Peay it is unlikely that our business could continue. We are in the development stage and require the services of our president to become established. We do not have an employment agreement with Mr. Peay. As a result, Mr. Peay may terminate his employment at any time. There is intense competition for management and marketing personnel in our business. If we lost the services of our president, it is questionable whether we would be able to find a replacement and it is likely our business would fail.

         We do not have exclusive arrangements with any of the big game outfitters with whom we work, guide services from outfitters are widely available to other wholesalers and can be readily sold by competitors. We have no exclusive arrangements that would preclude or inhibit competitors from selling big game outfitting packages that are substantially similar to or the same as the packages that we sell. As a result, our competitors could buy and market packages that are substantially similar to our packages.

         We depend on third party outfitters to sell us big game hunting packages at competitive prices. We resell hunting packages from various big game outfitters. There are no arrangements whereby any outfitters have agreed or are required to continue to sell hunting packages to us. The hunting packages we sell could be purchased from a number of third parties.

         We have limited experience in sales and marketing which may affect our ability to generate clients. As a new company, we have limited experience in sales, marketing, or distribution, of our outfitter packages. Our current plan is to approach additional high end hunters who might be interested in our packages. We cannot assure you that we will be able to establish sales and distribution capabilities or that we will be able to obtain a client base for our packages.

         We must keep pace with changing conditions in wildlife populations and guiding and hunting regulations throughout the US, Canada, Mexico and Africa in order to provide our customers the best possible packages. Wildlife populations are subject to disease, predation and harsh weather conditions that can dramatically affect herd size and trophy quality. Governments and hunting regulations change frequently. Our future success will depend in part on our ability to maintain existing clients and outfitter relationships, and develop new relationships with outfitters that meet changing client requirements. We may not be successful in attracting additional clients who desire our custom services. We could experience difficulties that delay or prevent the successful development and marketing of outfitter packages. We cannot guarantee that any current or newly acquired outfitter packages will achieve market acceptance.

         If our recommended hunts are not successful, or there are reductions in wildlife herds it may adversely affect our business. Hunting is a high risk adventure. We cannot control the weather which has a substantial influence on the outcome of a hunt. We cannot control the physical abilities and shooting abilities of our clients. We cannot control government policies that affect the overall hunting experience. Failure to provide satisfactory experiences, even if it is from elements beyond our control could result in the following:

         o        loss of revenues;
         o        delays in establishing our business;
         o        damage to our reputation; and
         o        increased service costs.

         Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

         The acceptance of our hunting packages by retail customers is uncertain. Our proposed business is based on a perceived demand for hunting packages by high end customers. There is no assurance of market acceptance of these packages, and our business will be subject to all the risks associated with our introduction of hunting packages to the marketplace. We have not undertaken an independent market study to determine the feasibility of this concept.

         The market for outfitter hunting packages is highly competitive. Competition ranges from a large number of sole proprietors to a variety of smaller organizations that provide hunting outfitter services. Many of our competitors are larger and have significantly greater financial resources, management experience, and have other capabilities than we currently lack.

         We do not anticipate paying dividends in the foreseeable future. We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

         There is no market for our stock and there can be no assurance that a market will develop after this offering. There is no market for our stock. There can be no assurance that a market for our stock will develop after this offering. If a market does develop, there can be no assurance as to the depth or liquidity of any such market or the prices at which holders may be able to sell their shares. As a result, an investment in our stock may be illiquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

         We have no independent directors serving on our board of directors. Our sole director is Mr. Peay, who is also the sole officer of the Company. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives.

         There is no commitment for anyone to buy shares in this offering. The shares are being sold by us on a reasonable efforts basis. There is no underwriter and no firm commitment from anyone to purchase all or any of the shares offered. No assurance can be given that all of the shares will be sold. If we are unable to sell the minimum amount we will not have sufficient funds to execute our plan of operation.

         If a public market develops, of which there can be no assurance, our stock price may be volatile. Many factors will influence the market prices. The shares could be subject to significant fluctuation in response to variations in operating results, investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, and to developments with regard to our activities, future financial condition and management.

         Management has broad discretion as to the exact allocation and priority and timing of the allocation of funds raised from the offering. The allocation of the proceeds of the offering may vary significantly depending upon numerous factors, including our success in marketing our products. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the offering. Investors purchasing the shares offered hereby will be entrusting their funds to management. See "Use of Proceeds."

         We have the ability to issue addition shares of common and preferred stock without stockholder approval. We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, we have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration we may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. We are also authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of WTO.

         After the effective date of this registration statement we will be subject to increased costs and expenses that may adversely affect our survival. We have chosen a public registration before our business has developed a predictable cash flow. There are present registration expenses and future legal and accounting expenses, future reporting requirements to the SEC, potential future listing requirements, and future investor relations costs that must be borne by a public company but not a private company. These costs can be a burdensome expense that could adversely affect our survival.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Description of Business," "Management Discussion and Analysis or Plan of Operation" and elsewhere in this prospectus regarding our strategy, future operations, financial position, projected costs, projected revenues, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, in our press releases or other public or stockholder communications, or in oral statements made with the approval of our executive officers, the words or phrases "would be," "intends to," "will likely result," "are expected to," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements", although not all forward-looking statements contain such identifying words.

         We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. We disclose important factors that could cause our actual results to differ materially from our expectations under the caption "Risk Factors", including but not limited to our history of losses, working capital deficit, need for additional funds to execute our business plan, dependence on our distributors, and the risk of product demand, economic conditions, competitive products, changes in the regulation of our industry and other risks. As a result, our actual results for future periods could differ materially from those anticipated or projected.

         Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.


                                    DILUTION

         As of June 30, 2005, we had a net tangible book value, which is the total tangible assets less total liabilities, of $12,103, or approximately $.0011 per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after June 30, 2005, except the sale of the minimum and maximum number of shares offered.

                                                         Assuming Minimum               Assuming Maximum
                                                            Shares Sold                    Shares Sold
                                                            -----------                    -----------
Shares outstanding                                           11,200,000                    11,400,000
Public offering proceeds at $.50 per share                     $100,000                      $200,000
Net offering proceeds after offering expenses                   $77,500                      $177,500
Net tangible book value before offering                         $12,103                       $12,103
   Per Share                                                     $.0011                        $.0011
Pro forma net tangible book value after
   offering                                                     $89,603                      $189,603
   Per Share                                                     $.0080                        $.0166
Per share increase attributable to purchase
   of shares by new investors                                    $.0069                        $.0155
Dilution per share to new investors                              $.4920                        $.4834
Percent dilution                                                    98.4%                        96.68%

         The following table summarizes the comparative ownership and capital contributions of existing common stock stockholders and investors in this offering as of June 30, 2005:

                                      Shares Owned          Total Consideration          Average Price
                                       Number - %                  Amount                  Per Share
                                       ----------                  ------                  ---------
Present Stockholders (1):
   Minimum Offering                  11,000,000 - 98%             $20,000 (2)               $.0018 (2)
   Maximum Offering                  11,000,000 - 97%             $20,000 (2)               $.0018 (2)
New Investors:
   Minimum Offering                      200,000 - 2%                $100,000                  $.50
   Maximum Offering                      400,000 - 3%                $200,000                  $.50
--------------------

(1) The numbers used for Present Stockholders assumes that none of the present stockholders purchase additional shares in this offering.
(2) Prior to this offering, we had 11,000,000 shares of common stock outstanding. Of these shares, 10,000,000 shares were issued for $10,000 and 1,000,000 shares were issued for $10,000.


                                 USE OF PROCEEDS

         The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $22,500, is $77,500 if the minimum and $177,500 if the maximum number of shares are sold. The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown. None of the offering proceeds are expected to be used to pay officers' salaries.

                                               Assuming Sale of                    Assuming Sale of
            Description                        Minimum Offering                    Maximum Offering
            -----------                        ----------------                    ----------------
Total Proceeds                                     $100,000                              $200,000
Less Estimated Offering Expenses
                                                     22,500                                22,500
                                                   --------                              --------
Net Proceeds Available                              $77,500                              $177,500

Use of Net Proceeds:
   Purchase of big game hunts                       $67,500                              $157,500
   Working Capital                                   10,000                                20,000
                                                   --------                              --------
Total Net Proceeds                                  $77,500                              $177,500
------------------

         The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including additional product development, professional fees including legal and consulting fees, expenses including office supplies and travel costs and other administrative costs. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under Risk Factors.

         Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above. The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.

         Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.


                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the perceived prospects for our business, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. We do not have any agreements with market makers regarding the trading of our shares, but at some time in the future a market maker may make application for listing our shares.

         Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a stockholder in the event a stockholder desires to sell his shares.

         Our shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Shares Available for Future Sale

         As of the date of this prospectus, there are 11,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 200,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum number of shares is sold. The remaining shares of common and preferred stock will be subject to the resale provisions of Rule 144. Sales of shares of stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of a company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the issuer or an affiliate of the issuer. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the issuer's affiliates of restricted and unrestricted securities are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

Dividends

         To date, we have not paid dividends on our common stock. The outstanding preferred stock is not entitled to receive dividend payments. The payment of dividends on the common stock in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other factors the board views are relevant. The board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our operations.

Holders of Record

         As of the date of this prospectus, there were three holders of record of our common stock.


                             DESCRIPTION OF BUSINESS


General

         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576.

         We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. Our business model centers our past experiences of Mr. Peay's hunting with several outfitters in Alaska, British Columbia, the Yukon, Northwest Territories, and the western United States. Mr. Peay is also a well know figure internationally in the hunting and conservation industry from his efforts with several wildlife conservation organizations.

         We intend to accomplish our business objectives primarily through the establishment of strategic alliances with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Elk, Mule Deer, and Grizzly Bears.

Our Marketing and Advertising Plan

         High end hunting adventures can impose serious personal safety issues such as plane crashes in remote wilderness areas, attacks from dangerous game such as Grizzly Bears, Lions, Leopards, etc. Personal injury from accidents involving horses, pack animals, firearms, and steep and unsettled terrain. Hunters seeking our services want to know that we know the best places to hunt, and want advise in doing it safely.

         At present, we have acquired ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters. We believe that ARRO is known as one of the best outfitters in the world. Six of the Dall Sheep hunts have been resold. In addition, we have booked and sold a bear hunt in Canada and an African Safari.

         Initially, we anticipate charging hunters fifty percent down to secure the hunts, and then fifty percent three months prior to the hunt. Deposits are expected to be non-refundable. We believe that clients desiring WTO services will be willing to pay a 10-20% premium to arrange these hunts because of the experience Mr. Peay in finding the best hunts at the best times. We believe hunters are willing to pay a premium price to hunt with the best outfitters at the best time slots. Generally, to secure these best hunts at premium times requires booking these hunts up to years in advance.

         Additionally, we believe that some outfitters will be willing to provide hunts at a discount to WTO because of Mr. Peay's high profile position in the hunting industry.

The Industry and Competition

         Hunting adventures can be high risk and expensive. We believe that many high end hunters want a relationship with someone they trust. The personal relationships with outfitters and high profile friends will help open may doors. We believe that factors that are important to grow the WTO client base and business include:

         o        price;
         o        satisfaction of hunting adventures arranged;
         o        established relationships with guides and outfitters;
         o        knowledge of changing regulations; and
         o        sales and marketing efforts.

         There are other booking agents and consultants in this field. This is a highly competitive business and are competing directly with companies that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial marketing organizations, and established distribution channels that are better situated in the market than us. We believe that the principal methods of competition in the big game booking and consulting market is price, contacts, access to high demand hunting packages, industry knowledge and experience and sales and marketing efforts.

         There can be no assurance that competition will not result in price reductions, reduced gross margins and challenges in growing our market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot ensure we will be able to compete successfully against any competitors.

Sources and Availability of Hunting Packages

         While we have only acquire hunts from a limited number of outfitters to date, we believe that we will be able to acquire big game hunts for resale from a large number of outfitters in a variety of locations. As a result, we do not anticipate any difficulty in acquiring big game packages for resale.

Regulation

         Hunting laws and regulations vary widely are updated and modified frequently. Hunting laws are promulgated by local government, state government and federal government. Hunting regulations outside the United States also vary widely. Generally, these laws a regulations relating to who can hunt, what can be hunted and when it can be hunted. Generally, hunting is not permitted without receiving a license or permit from applicable governmental agencies and regulators. Sometimes these licenses or permits are transferable. In such cases, outfitters may acquire permits that they sell to clients (or to resellers such as WTO) at a mark-up and in connection with a hunting package to be provided by the outfitter. In other jurisdictions licenses or permits are not transferable, in which case the outfitter will provide guide or other services to those who have acquired licenses or permits. In the event that wildlife herds are reduced as a result of over hunting, disease or otherwise, then the number of available hunting licenses or permits is generally reduced.

         We are also subject to the local and federal laws that are applicable to businesses generally. In the future, we may be subject to additional or different laws or regulations administered by the federal, state, local or foreign regulatory authorities. We can neither predict the nature of such future laws, regulations, interpretations or applications, nor what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business. They could, however, reduce our ability to resell hunting packages or impose additional record-keeping or other requirements on us. Any or all such requirements could have a material adverse effect on our results of operations, liquidity and financial position.

         We believe that we are in compliance with all laws and governmental regulations that are applicable to our company.

Research and Development

         To date, we have not conducted research and development activities as understood using generally accepted accounting principles.

Dependence Upon Customers and Distributors

         No customer of outfitter has been or is expected to be responsible for ten percent or more of our revenues in any given quarterly period. To date, however, we have primarily acquired big game hunts from ARRO.

Backlog

         There is no backlog for hunting packages we are selling.

Employees

         Our officer and director is our only employee and is working part time for WTO. We intend to hire other part-time and full-time employees in the future if our business becomes profitable.

         Our success will be dependent upon the efforts and active participation of Mr. Peay. The loss of his services will adversely affect our business operations. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

Legal proceedings

         We are not a party in any bankruptcy, receivorship or other legal proceeding, and to the best of our knowledge, no such proceedings by or against WTO have been threatened.

                             DESCRIPTION OF PROPERTY

         Our principal offices are located at 4245 Production Court, Las Vegas, Nevada 89115, for which we pay minimal rent. These office are provided to us by Mr. Peay, our sole officer and director. This space is leased by Mr. Peay under the terms of a lease with an unaffiliated lessor. Mr. Peay has made these premises available to us on a month to month basis. At any time we may be required to find other facilities. We believe that this office space will be adequate to meet our needs for the foreseeable future. If our lease arrangements were terminated, we believe that comparable office space is readily available at reasonable prices.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's condensed results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

Plan of Operation

         We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We intend to accomplish our business objectives primarily through the establishment of strategic alliances with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Elk, Mule Deer, and Grizzly Bears.

         At present, we have acquired ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters. We believe that ARRO is known as one of the best outfitters in the world. Six of the Dall Sheep hunts have been resold. In addition, we have booked and sold a bear hunt in Canada and an African Safari.

         Our plan of operation for the next twelve months is to raise funds from this offering, acquire additional hunts, increase our marketing and sales efforts, and commence active business operations. Should we receive the minimum amount of $100,000, we will realize net proceeds of $77,500. This amount will enable us to implement our plan of operations. We anticipate that with the minimum amount and anticipated future sales, we can continue our operations for a period of twelve months. If we receive the maximum amount we will be able to accelerate the rate at which we acquire big game hunts for resale. There can be no assurance that we have accurately forecasted future sales or expenses.

         Inasmuch as there is no assurance that this offering will be successful or that we will receive any net proceeds from this offering, we have been cautious in entering into long-term contracts and commitments to purchase hunts, equipment or for other expenses. Therefore, there is absolutely no assurance that we will be able, with the proceeds of this offering, to acquire sufficient hunts or implement our plan of operations. There is also no assurance that we will be able to purchase and sell at a profit enough hunts to operate profitably.

         However, management believes that we will be able to (1) acquire sufficient hunts at favorable pricing; (2) successfully implement marketing efforts; and (3) sell sufficient hunts at a profit to successfully operating our business.

         We believe we have accurately estimated our needs for the next twelve months based on receiving the minimum amount of the offering, of which there can be no assurance. It is possible that we may need additional funds if our sales revenues are less than anticipated or our costs are higher than estimated. At present, we have no current need or commitments for any capital expenditures. We have not reserved sufficient working capital to cover any unexpected expenses.

         If we are unable to raise the minimum amount, it will be necessary for us to find funding in order to implement our plan of operations. In addition, we anticipate that additional funding will be needed twelve months from the date of this Memorandum. We anticipate seeking additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

         Liquidity and Capital Resources

         From January 13, 2005 (inception) through June 30, 2005, we realized a net income of $20,927. However, we have a limited operating history and there can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.

         To date, we have financed our operations principally through $20,000 in funds received from three investors, including Mr. Peay. We generated $159,400 in revenues from operations from January 13, 2005 through June 30, 2005. As of June 30, 2005 we had $56,916 in cash, $138,612 in current assets, $124,333 in current liabilities and working capital of $14,279. At June 30, 2005, we had not committed to spend any material funds on capital expenditures.

         In January 2005, we entered into an Asset Purchase Agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. The agreement provided that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before December 31, 2005. We do not intent to use the proceeds of this offering to pay off this obligation. We anticipate using revenue from product sales to pay off this debt. If we raise the minimum amount, we will be able to execute our plan of operation and we anticipate that we will be able to satisfy our cash needs for the next twelve months while allowing our business to generate income.

         Our working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including the number of big game hunts we acquire, the amount we spend on our sales and marketing activities and the level of our sales. We anticipate that if the minimum amount is raised those amounts together with anticipated future sales will allow us to continue our operations for a period of at least twelve months. If we do not raise the minimum amount we will not have sufficient funding to execute our plan of operation during the next twelve months. There can be no assurance that we have accurately forecasted future sales. If we do not raise minimum amount in this offering we will need to locate additional sources of funds to continue operations. There are no contractual arrangements in place that would provide us with additional funding and there can be no assurance that we will be able to obtain additional funding on commercially reasonable terms or at all.

         Off Balance Sheet Arrangements

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

         Critical Accounting Policies

         Our accounting policies are discussed in Note 1 to our audited financial statements included in this prospectus. We believe that all of the transactions and accounting policies and procedures being utilized fairly and accurately report our financial condition and results.

         Recent Accounting Pronouncements

         We have not adopted any new accounting policies that are not disclosed in our financial statements, and we believe that we are in compliance with all applicable accounting pronouncements.

         Employees

         We anticipate hiring a limited number of additional employees during the next twelve months if the business grows as anticipated.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                  Set forth below is certain information concerning our sole director and executive officer as of September 20, 2005.

                                                                      With the
         Name        Age                 Position                  Company Since
         ----        ---                 --------                  -------------

Donald K. Peay       44     Chief Executive Officer, President,         2005
                            Chief Financial Officer, Secretary
                            and Treasurer
---------------

         Donald K. Peay. Mr. Peay is our sole officer and director. He has been a director and officer since inception in January 2005 and his term as a director expires at the next annual meeting of stockholders. Mr. Peay has a BS in Chemical Engineering and an MBA from Brigham Young University. After starting and selling a successful engineering and consulting firm, Mr. Peay has founded three Wildlife Conservation organization, Sportsmen for Fish and Wildlife, Sportsmen for Habitat, and the Utah Chapter of the Foundation for North American Wild Sheep. Mr. Peay has spent most of his available business time during the past eight years doing consulting work for these organizations. These organizations have tens of thousands of members and raise tens of millions of dollars for conservation. Mr. Peay is also currently President of Peay's Consulting Sercices, and provides services to several hunting and conservation organizations. Mr. Peay spends approximately ten percent of his available business time working for WTO. Mr. Peay is currently planning to continue working in the hunting and conservation industry and for WTO for the foreseeable future. At some point in time, Mr. Peay may devote his full attention to the operations of WTO.

         The executive officer is elected by the board of directors on an annual basis and serve at the discretion of the board.

Board Committees

         Our board does not have a standing, audit, nominating or compensation committee. The board will participate in the consideration of director nominees. The board will formulate a policy with regard to the consideration of director candidates recommended by security holders and the minimum qualifications of such candidates. It anticipates having such a policy in place before our next annual stockholders meeting. The sole member of the board is not considered "independent" as defined by Rule 4200(a) of the NASD's Marketplace Rules. In addition, Mr. Peay, who is not an independent director, does not qualify as a "financial expert" as defined in Item 401 of Regulation S-B.

                             EXECUTIVE COMPENSATION

         Currently, we do not have any written compensation agreement with Mr. Peay and we have not paid Mr. Peay any amounts for services rendered. We do not intend to pay Mr. Peay a salary during 2005. Thereafter, we have not made any arrangements with Mr. Peay regarding his compensation. Mr. Peay is entitled to reimbursement for any out of pocket costs incurred on behalf of WTO. At such time as WTO is generating sufficient revenue to cover all costs, we will enter a written compensation agreement with Mr. Peay and we intend to pay him a salary at rates that are similar to the rates paid by similarly situated companies. There are no compensatory plans or arrangements, including payments to our officer in relation to resignation, retirement, or other termination of employment with WTO, or any change in control of WTO, or a change in the officer's responsibilities following a change in control of WTO.

Compensation of Directors

         We have paid no cash fees or other consideration to our director for service as a director since inception. We have made no agreements regarding future compensation of directors. Our director is entitled to reimbursement for reasonable expenses incurred in the performance of his duties as a member of the board of directors.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and our Bylaws and Certificate of Incorporation provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

         None of our executive officers serve on our compensation committee (or in a like capacity) or on the compensation committees of any other entity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 2005 and in connection with the organization of WTO, Mr. Peay, our sole officer and director, acquired 10,000,000 shares of common stock for $10,000. At the time of Mr. Peay's investment, WTO had no other stockholders.

         In January 2005, we entered into an Asset Purchase Agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. The agreement provided that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before December 31, 2005. We do not intent to use the proceeds of this offering to pay off this obligation. We anticipate using revenue from product sales to pay off this debt.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

         Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 20, 2005, for: (i) each person who is known by us to beneficially own more than five percent of the our common stock, (ii) each of our directors,
(iii) our Named Executive Officer, and (iv) all directors and executive officers as a group. As of September 20, 2005, we had 11,000,000 shares of common stock outstanding.

                                            % of       % of Total  % of Total
                             Common        Total         Common      Common
    Name and Address         Shares        Common        After        After      % of Total
     of Beneficial        Beneficially    Before        Minimum      Maximum       Voting
       Owner (1)             Owned        Offering    Offering (2)  Offering (2)  Power (3)    Position
    ----------------      ------------    --------    ------------  ------------  ---------    --------
Donald K. Peay (1)          10,000,000      91%           90%           88%          88%       CEO,
                                                                                               President,
                                                                                               CFO,
                                                                                               Secretary
                                                                                               and
                                                                                               Treasurer
Executive Officers and      10,000,000      91%           90%           88%          88%
  Directors as a Group
  (one person)
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as our address.
(2)  Assumes that Mr. Peay does not purchase additional shares in this offering.
(3)  Percentages assume sale of maximum offering.

Changes in Control

         We are not aware of any arrangements which may, at a subsequent date, result in a change in control of our company.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 100,000,000 shares of common stock, $.001 par value per share; and 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares have been designated or issued. The following descriptions are a summary and qualified in their entirety by the provisions of our Articles of Incorporation and by the provisions of Nevada General Corporation Law.

Common Stock

         As of the date of this Memorandum, we had 11,000,000 shares of common stock outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of the common stock with each share of common stock being entitled to one (1) vote. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor.

Blank Check Preferred Stock

         Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Transfer Agent and Registrar

         Action Stock Transfer is our stock transfer agent.

Penny Stock Rules

         It is likely our stock will become subject to the penny stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that:

         o        is not listed on a national securities exchange or Nasdaq,
         o        is listed in "pink sheets" or on the NASD OTC Bulletin Board,
         o        has a price per share of less than $5.00, and
         o is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

         o        determination of the purchaser's investment suitability,
         o delivery of certain information and disclosures to the purchaser, and
         o receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

         o such rules may materially limit or restrict the ability to resell our common stock, and
         o the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

                              PLAN OF DISTRIBUTION

         We are offering a minimum of 200,000 shares and a maximum of 400,000 shares on a best efforts basis directly to the public through our officers. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.

         In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of U.S. Bank National Association, Escrow Agent for World Trophy Outfitters, Inc.

         Until the minimum 200,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at U.S. Bank National Association In the event that 200,000 shares are not sold during the 90 day selling period (subject to a 30 day extension) commencing on the date of this prospectus, all funds will be promptly returned to investors. If 200,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

         Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Don Peay, our president, who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

         Mr. Peay will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Mr. Peay meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15.

         Our officers have no preliminary plans, intentions or arrangements to buy securities in the offering in order to reach the minimum.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                LEGAL PROCEEDINGS

         We are not party to any legal proceedings.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.


                                     EXPERTS

         The financial statements as of March 31, 2005 included in this prospectus and registration statement have been audited by Pritchett, Siler & Hardy, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


            CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         None


                              AVAILABLE INFORMATION

         We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to World Trophy Outfitters, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                              FINANCIAL STATEMENTS

                          WORLD TROPHY OUTFITTERS, INC.


                                      INDEX



                                                                           Page

         Report of Independent Registered Public Accounting Firm           F-2

         Balance Sheet                                                     F-3

         Statements of Income                                              F-4

         Statements of Stockholders' Equity                                F-5

         Statements of Cash Flows                                          F-6

         Notes to Financial Statements                                     F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
WORLD TROPHY OUTFITTERS, INC.
Bountiful, Utah

We have audited the accompanying balance sheet of World Trophy Outfitters, Inc. at March 31, 2005 and the related statements of operations, stockholders' equity and cash flows from inception on January 13, 2005 through March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of World Trophy Outfitters, Inc. as of March 31, 2005, and the results of its operations and its cash flows from inception on January 13, 2005 through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company was only recently formed, and has had a limited operating history with limited sales. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
June 30, 2005
Salt Lake City, Utah

                                          WORLD TROPHY OUTFITTERS, INC.
                                          (A Development Stage Company)
                                                 BALANCE SHEETS


                                                                                  June 30,                March 31,
                                                                                    2005                     2005
                                Assets                                           (Unaudited)              (Audited)
                                                                              ----------------        ----------------

Current assets:
Cash                                                                          $         56,916                  60,400
Accounts receivable                                                                     37,100                  30,000
Inventories                                                                             42,420                  53,025
Deposits                                                                                     -                   6,000
Deferred tax asset                                                                       2,176                   3,176
                                                                              ----------------        ----------------

               Total assets                                                   $        138,612                 152,601
                                                                              ================        ================



                 Liabilities and Stockholders' Equity

Current liabilities:
Related party payable                                                         $        123,000                 133,000
Income taxes payable                                                                     1,333                   1,333
Customer deposits                                                                            -                   6,000
                                                                              ----------------        ----------------

         Total current liabilities                                                     124,333                 140,333
                                                                              ----------------        ----------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.001 par value; 10,000,000 shares
       authorized, none issued and outstanding                                               -                       -

     Common stock, $.001 par value; 100,000,000 shares
       authorized, 11,000,000 issued and outstanding                                    11,000                  11,000
     Additional paid-in capital                                                        (17,648)                (17,648)
     Retained earnings                                                                  20,927                  18,916
                                                                              ----------------        ----------------

           Total stockholders' equity                                                   14,279                  12,268
                                                                              ----------------        ----------------

               Total liabilities and stockholders' equity                     $        138,612                 152,601
                                                                              ================        ================

                                               WORLD TROPHY OUTFITTERS, INC.
                                               (A Development Stage Company)
                                                   STATEMENTS OF INCOME


                                                         January 13, 2005         Three Months              January 13, 2005
                                                       (Date of Inception)        Months Ended            (Date of Inception)
                                                           to June 30,               June 30,                 to March 31,
                                                               2005                    2005                       2005
                                                            (Unaudited)            (Unaudited)                  (Audited)
                                                         ----------------       ----------------           ----------------
Revenues:
   Sales                                                 $        154,400                 75,400                     79,000
   Consulting                                                       5,000                      -                      5,000
                                                         ----------------       ----------------           ----------------

                                                                  159,400                 75,400                     84,000
Cost of sales                                                     127,964                 67,389                     60,575
                                                         ----------------       ----------------           ----------------

Gross profit                                                       31,436                  8,011                     23,425

General and administrative expenses                                 5,000                  5,000                          -
                                                         ----------------       ----------------           ----------------

Operating income                                                   26,436                  3,011                     23,425

Provision for income taxes:
     Current                                                        1,333                      -                      1,333
     Deferred                                                       4,176                  1,000                      3,176
                                                         ----------------       ----------------           ----------------

Net income                                               $         20,927                  2,011                     18,916
                                                         ================       ================           ================


Income per common share                                  $              -                      -                          -
                                                         ================       ================           ================


Weighted average common shares -
  basic and diluted                                            10,929,000             11,000,000                 10,844,000
                                                         ================       ================           ================

                                See accompanying notes to financials statements.

                                                  WORLD TROPHY OUTFITTERS, INC.
                                                  (A Development Stage Company)
                                               STATEMENTS OF STOCKHOLDERS' EQUITY
                         Period from January 13, 2005 (Date of Inception) to March 31, 2005 and June 30, 2005 (Unaudited)




                                                     Preferred Stock          Common Stock       Additional
                                                 ---------------------- ------------------------   Paid-In    Retained
                                                   Shares      Amount      Shares       Amount     Capital    Earnings     Total
                                                 ---------- ----------- ------------ ----------- ----------- ----------- -----------

Balance at January 13, 2005 (date of inception)          -  $       -             -  $        -  $        -  $        -  $        -

Issuance of common stock for cash                        -          -    10,000,000      10,000           -           -      10,000

Issuance of common stock for cash                        -          -     1,000,000       1,000       9,000           -      10,000

Adjustment for carryover basis of inventory,
 net of income taxes of $6,352                           -          -             -           -     (26,648)          -     (26,648)

Net Income, March 31, 2005                               -          -             -           -           -      18,916      18,916
                                                 ---------  ---------    ----------  ----------  ----------  ----------  ----------
Balance, March 31, 2005                                  -          -    11,000,000      11,000     (17,648)     18,916      12,268

Net income June 30, 2005 (unaudited)                     -          -             -           -           -       2,011       2,011
                                                 ---------  ---------    ----------  ----------  ----------  ----------  ----------

Balance at June 30, 2005 (unaudited)                     -  $       -    11,000,000  $   11,000  $  (17,648) $   20,927  $   14,279
                                                 =========  =========    ==========  ==========  ==========  ==========  ==========

                                        See accompanying notes to financials statements.

                                                  WORLD TROPHY OUTFITTERS, INC.
                                                  (A Development Stage Company)
                                                    STATEMENTS OF CASH FLOWS


                                                        January 13, 2005         Three Months             January 13, 2005
                                                       (Date of Inception)       Months Ended           (Date of Inception)
                                                           to June 30,             June 30,                  to March 31,
                                                              2005                   2005                        2005
                                                           (Unaudited)            (Unaudited)                  (Audited)
                                                        ----------------      ----------------            ----------------
Cash flows from operating activities:
Net income                                              $         20,927                 2,011                      18,916
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Carryover basis of inventory                                  (26,648)                    -                     (26,648)
   Deferred income taxes                                          (2,176)                1,000                      (3,176)
   (Increase) decrease in:
     Accounts receivable                                         (37,100)               (7,100)                    (30,000)
     Inventories                                                 (42,420)               10,605                     (53,025)
     Deposits                                                          -                 6,000                      (6,000)
   Increase (decrease) in:
     Related party payable                                       123,000               (10,000)                    133,000
     Customer deposits                                                 -                (6,000)                      6,000
     Income taxes payable                                          1,333                     -                       1,333
                                                        ----------------      ----------------            ----------------

Net cash provided by
 operationg activities                                            36,916                (3,484)                     40,400
                                                        ----------------      ----------------            ----------------

Cash flows from investing activities:                                  -                     -                           -
                                                        ----------------      ----------------            ----------------

Cash flows from financing activities:
  Issuance of common stock                                        20,000                     -                      20,000
                                                        ----------------      ----------------            ----------------

Net cash provided by
 financing activities                                             20,000                     -                      20,000
                                                        ----------------      ----------------            ----------------

Net increase in cash                                              56,916                (3,484)                     60,400

Cash, beginning of period                                              -                60,400                           -
                                                        ----------------      ----------------            ----------------

Cash, end of period                                     $         56,916                56,916                      60,400
                                                        ================      ================            ================

                                        See accompanying notes to financials statements.

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2005


Note 1 - Organization and Summary of Significant Accounting Policies

Organization

World Trophy Outfitters, Inc., (the Company) was incorporated under the laws of the State of Nevada on January 13, 2005. The Company's business activities consist of sales of hunting permits and guided hunting excursions and services related to these types of activities. Further, the Company is considered a development stage company as defined in SFAS No. 7 and has not, thus far, commenced planned principal operations.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are amounts due on hunting permit sales and are unsecured. Accounts receivable are carried at their estimated collectible amounts. Credit is generally extended on a short-term basis; thus accounts receivable do not bear interest although a finance charge may be applied to such receivables that are more than thirty days past due. Accounts receivable are periodically evaluated for collectibility based on past credit history with clients. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. Management has estimated that no allowance for doubtful accounts is needed at June 30, 2005 and March 31, 2005.

Inventories

Inventories are stated at the lower of cost or market, and consist of hunting permits.

Income Taxes

Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Revenue Recognition

Revenue from product sales and services is generally recognized at the time the service is provided or the product is delivered and invoiced and collectibility is reasonably assured. The Company believes that revenue should be recognized at the time of delivery as title generally passes to the customer at the time of delivery. This policy meets established revenue recognition criteria in that there is persuasive evidence of an existing contract or arrangement, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured.


Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company does not have any stock options or warrants outstanding at June 30 and March 31, 2005.


Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Unaudited Information

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring items) necessary to present fairly the financial position of the Company as of June 30, 2005 and the results of operations, stockholders' equity, and cash flows for the three months ended June 30, 2005 and the period from January 13, 2005 (date of inception) to June 30, 2005.

Note 2 - Income Taxes

The difference between income taxes at statutory rates and the amount presented in the financial statements is as follows:

     Income tax expense at statutory rate                    $        5,509
                                                             ==============

          Income tax expense as presented - Current          $        1,333
                                            Deferred                  4,176
                                                             --------------
                                                                      5,509
                                                             ==============
Deferred tax assets are as follows:

     Carryover basis of inventory                            $        2,176
                                                             ==============



Note 3 - Related Party Payable

The related party payable consists of amounts due to the president of the Company for the purchase of inventory. The inventory was recorded at the presidents carry over basis of $100,000. The difference between the carry over basis and the note payable net of tax effect of $6,352 is recorded as a special equity distribution. The payable is non-interest bearing and is to be paid in two payments of $10,000 on or before June 30, 2005 and $123,000 on or before December 31, 2005. The balance on the note payable as of June 30, 2005 is $123,000.


Note 4 - Supplemental Cash Flow Information

No amounts have been paid for interest or income taxes during the periods ended June 30, 2005 or March 31, 2005.

During January 2005 the Company acquired inventory from an officer/shareholder in exchange for a related party payable of $133,000. The inventory was recorded at the officer/shareholder's carryover basis of $100,000, and equity was reduced by $33,000, less the income tax effect of $6,352.


Note 5 - Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, and payables. The carrying amount of cash, accounts receivable, and payables approximates fair value because of the short-term nature of these items.

Note 6 - Recently Enacted Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67", SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No 29", SFAS No. 123 (revised 2004), "Share-Based Payment", and SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3", were recently issued. SFAS No 151, 152, 153, 123 (revised 2004) and 154 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 7 - Capital Stock

Preferred Stock - The Company has authorized 10,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding as of June 30, 2005 or March 31, 2005.

Common Stock - The Company has authorized 100,000,000 shares of common stock, $.001 par value.

In January 2005, in connection with its organization, the company issued 10,000,000 shares of its previously authorized but unissued common stock. Total proceeds of the sale amounted to $10,000 or $.001 per share.

In January 2005, the Company issued 1,000,000 shares if its previously authorized but unissued common stock. Total proceeds of the sale amounted to $10,000 or $.01 per share.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the company was only recently formed and has had a limited operating history. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

=======================================  =======================================

You should rely only on the information
provided  in  this  prospectus  or  any
prospectus  supplement.   We  have  not
authorized  anyone  else to provide you
with different information.  We are not
making an offer of these  securities in             $100,000 Minimum
any  state   where  the  offer  is  not             $200,000 Maximum
permitted.  You should not assume  that
the  information in this  prospectus or
any  prospectus  supplement is accurate
as of any date  other  than the date on
the front of those documents.

         ----------------------
           Table Of Contents

                                    Page
Prospectus Summary.................... 3
Risk Factors.......................... 5
Forward-Looking Statements............ 8
Dilution.............................. 9
Use Of Proceeds.......................10      WORLD TROPHY OUTFITTERS, INC.
Determination Of Offering Price.......11
Market For Common Equity And Related
 Stockholder Matters..................11
Description Of Business...............13
Description Of Property...............15
Management's Discussion And Analysis
Or Plan Of Operation..................15               ____________
Directors, Executive Officers,
Promoters And Control Persons.........17                PROSPECTUS
Executive Compensation................18               ____________
Certain Relationships And Related
  Transactions........................19
Security Ownership Of Certain
  Beneficial Owners And Management....19
Description Of Securities.............20
Plan Of Distribution..................21
Legal Proceedings.....................22
Legal Matters.........................22
Experts...............................22
Changes And Disagreements With
  Accountants On Accounting And
  Financial Disclosure................22
Available Information.................23
Financial Statements.................F-1
         ______________________               ____________________________

Until 90 days  after  the date of this
prospectus,  all  dealers  that effect              September __, 2005
transactions   in  these   securities,
whether or not  participating  in this
offering, may be required to deliver a
prospectus.  This  is in  addition  to
dealers'   obligation   to  deliver  a
prospectus when acting as underwriters
and  with   respect  to  their  unsold
allotments or subscriptions.
=======================================  =======================================
=======================================  =======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

         Nevada General Corporation Law permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Nevada General Corporation Law. Our Bylaws and our Articles of Incorporation require us to indemnify directors and officers to the full extent permitted by the Nevada General Corporation Law.

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this Registration Statement:

      Securities and Exchange Commission registration fee....         $   24
      Blue Sky fees and expenses.............................             --
      Printing and shipping expenses.........................          1,000
      Legal fees and expenses................................         15,000
      Accounting fees and expenses...........................          6,000
      Miscellaneous fees ....................................            476
                                                               ----------------
      Total..................................................        $22,500
                                                               ================
     ---------------

All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales Of Unregistered Securities

         In January 2005, we sold 10,000,000 shares of common stock to Don Peay, our president and sole director for $10,000. Later in January 2005, we sold 1,000,000 shares of our common stock to two accredited and sophisticated investors for aggregate consideration for $10,000 (each investor purchase 500,000 shares of stock for $5,000). The sale of these shares of common stock was exempt from registration pursuant to Rules 504, 505 and 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended. We did not use an underwriter or pay any commissions in connection with these transactions.

Item 27. Exhibits Index

         EXHIBIT
           NO.                   DESCRIPTION OF EXHIBIT
         -------                 ----------------------

         3(i).1            Certificate of Incorporation

         3(ii).1           Bylaws

         5.1               Opinion of Blackburn & Stoll, LC

         10.1 Asset Purchase Agreement by and between the Company and Don Peay, dated January 19, 2005.

         23.1              Consent of Pritchett, Siler & Hardy, P.C.

         EXHIBIT
           NO.                   DESCRIPTION OF EXHIBIT
         -------                 ----------------------

         23.2 Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)

         99.1              Subscription Agreement

         99.2              Escrow Agreement

        ---------------

Item 28. Undertakings

         The registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bountiful, State of Utah, on September 20, 2005.

                                                 WORLD TROPHY OUTFITTERS, INC.
                                                 (Registrant)


                                                 By /s/ Don Peay
                                                 ------------------------------
                                                 Don Peay
                                                 President and Director


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                   Title                             Date
      ---------                   -----                             ----

 /s/ Don Peay           President and Director (acts as       September 20, 2005
--------------------    Principal Executive Officer and
Don Peay                Principal Financial Officer)